Exhibit 99

Tredegar Reports First-Quarter Results

  Film Products’ volume was 3% lower than the first quarter of 2010 as demand weakened for personal care products.
  Film Products’ operating profit decreased 9% from the first quarter of 2010 as a result of lower volumes and higher spending on strategic initiatives.
  Bonnell Aluminum volume increased 21% from the first quarter of 2010 as a result of higher volume in most of its markets.

RICHMOND, Va.--(BUSINESS WIRE)--May 4, 2011--Tredegar Corporation (NYSE:TG) reported first-quarter net income of $6.7 million (21 cents per share) compared to $5.8 million (17 cents per share) in the first quarter of 2010. Income from ongoing operations in the first quarter was $6.6 million (21 cents per share) versus $5.4 million (16 cents per share) in last year’s first quarter. First-quarter sales increased to $191.5 million from $175.0 million in the first quarter of 2010.

A summary of results for ongoing operations for the three months ended March 31, 2011 and 2010 is shown below:

(In Millions, Except Per-Share Data)	Three Months Ended
	March 31
	2011	2010
Sales	$191.5	$175.0

Net income as reported under generally accepted accounting principles (GAAP)	$6.7	$5.8
After-tax effects of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	-	-
(Gains) losses from sale of assets and other	(.1)	(.4)
Income from ongoing operations*	$6.6	$5.4

Diluted earnings per share as reported under GAAP	$.21	$.17
After-tax effects per diluted share of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	-	-
(Gains) losses from sale of assets and other	-	(.01)
Diluted earnings per share from ongoing operations*	$.21	$.16

* Ongoing operations include operating profit (loss) of Film Products, Aluminum Extrusions and the Other segment as well as Corporate Expenses, Interest and Taxes. See Notes to the Financial Tables included with this press release for further detail regarding the items included in the reconciliation between net income (loss) as reported under generally accepted accounting principles (GAAP) and income from ongoing operations, a non-GAAP financial measure. In addition, Note (e) within the Notes to the Financial Tables provides the definition of income from ongoing operations and the reasons why the measure is presented.

Nancy M. Taylor, Tredegar’s president and chief executive officer, said: “Film Products experienced a slight decrease in volume this quarter versus the first quarter of 2010, largely resulting from weakened demand for personal care materials. Operating profits declined as a result of lower volumes and continued spending on strategic initiatives. As we look forward, we are cautious about weakening demand for our customers’ products in the personal care and surface protection markets. With that in mind, we are focused on containing costs and improving efficiencies while continuing to support key strategic initiatives.”

Ms. Taylor added: “We are pleased with the volume improvement for Bonnell Aluminum, which has allowed us to reduce our losses versus the prior year. Although we do not yet see signs of a recovery in the building and construction market, we are prepared to respond when it occurs. The Bonnell management team continues to focus on managing costs.”

OPERATIONS REVIEW

Film Products

A summary of first quarter operating results for Film Products is provided below:

			Favorable/
(In Thousands,	Quarter Ended March 31,		(Unfavorable)
Except Percentages)	2011	2010	% Change

Sales volume (pounds)	53,147	54,864	(3.1)%

Net sales	$131,426	$125,868	4.4%

Operating profit from ongoing operations	$16,602	$18,300	(9.3)%

Net sales (sales less freight) in the first quarter of 2011 increased 4% from the first quarter of 2010 primarily due to an increase in average selling prices as a result of the pass-through of higher average resin costs to customers, partially offset by lower volumes. First-quarter sales volume decreased 3% compared to the first quarter of 2010, primarily due to lower volumes in personal care products, partially offset by higher volumes in films for the specialty and construction markets. Compared to the fourth quarter of 2010, sales volume was 2% lower as volumes declined across the board.

Operating profit from ongoing operations decreased in the first quarter of 2011 compared to the first quarter of the prior year, primarily due to the lower volumes noted above and increased operating costs and selling, general, and administrative expenses, which were primarily associated with planned expenditures in support of strategic initiatives. Additionally, preventative maintenance expense was accelerated into the first quarter to take advantage of downtime in certain facilities. The estimated impact on operating profits of the quarterly lag in the pass-through of average resin costs was a negative $1.7 million in the first quarter of 2011 versus a negative $2.3 million in the first quarter of 2010. The change in the U.S. dollar value of currencies for operations outside the U.S. had an unfavorable impact of approximately $275,000 in the first quarter of 2011 compared to the first quarter of 2010.

Capital expenditures in Film Products were $4.1 million in the first quarter of 2011 compared to $1.9 million in the first quarter of 2010. Film Products currently projects that capital expenditures will be approximately $16 million in 2011. Depreciation expense was $8.2 million in the first quarter of 2011 and $8.5 million in the first quarter of 2010, and is projected to be approximately $35 million in 2011.

Aluminum Extrusions

A summary of first quarter operating results for Aluminum Extrusions, which is also referred to as Bonnell Aluminum, is provided below:

			Favorable/
(In Thousands,	Quarter Ended March 31,		(Unfavorable)
Except Percentages)	2011	2010	% Change

Sales volume (pounds)	25,462	21,097	20.7%

Net sales	$56,001	$44,799	25.0%

Operating loss from ongoing operations	$(1,229)	$(2,993)	58.9%

Net sales in the first quarter of 2011 increased in comparison to the first quarter of the previous year, largely due to increased volume and higher average selling prices, driven by an increase in aluminum prices. The favorable change in the operating loss of approximately $1.8 million versus the first quarter of 2010 was primarily driven by higher volume in most markets.

Capital expenditures for Aluminum Extrusions were $512,000 in the first quarter of 2011 compared with $1.2 million in the first quarter of 2010. Capital expenditures are projected to be approximately $5 million in 2011. Depreciation expense was $2.1 million in the first quarter of 2011 compared with $2.4 million in 2010, and is projected to be approximately $8.5 million in 2011.

Other

The Other segment is comprised of the start-up operations of Bright View Technologies Corporation (Bright View Technologies) and Falling Springs, LLC (Falling Springs). Bright View Technologies is a developer and producer of high-value microstructure-based optical films for the LED (light emitting diode) and fluorescent lighting markets. Falling Springs develops, owns and operates multiple mitigation banks. Through the establishment of perpetual easements to restore, enhance and preserve wetlands, streams or other protected environmental resources, these mitigation banks create saleable credits that are used by the purchaser of credits to offset the negative environmental impacts from private and public development projects.

Net sales for this segment can fluctuate from quarter-to-quarter as Bright View Technologies is a late-stage development company and Falling Springs’ revenue can vary based upon the timing of development projects within its markets. Operating losses from ongoing operations were $1.2 million in the first quarter of 2011 compared to $636,000 in the first quarter of 2010. Losses increased in the first quarter of 2011 versus the prior year as a result of lower sales for the segment and a full quarter of operating losses for Bright View Technologies, whose assets were purchased on February 3, 2010.

Corporate Expenses, Interest and Taxes

Pension expense was $556,000 in the first quarter of 2011, an unfavorable change of $512,000 from the comparable period of 2010. Most of the pension impact on earnings is reflected in “Corporate expenses, net” in the net sales and operating profit by segment table. Corporate expenses, net decreased in the first quarter of 2011 versus 2010 primarily due to the favorable impact of the timing of the recognition of certain performance-based incentives and other corporate-related expenses, partially offset by the higher pension expenses noted above.

The effective tax rate used to compute income taxes from ongoing operations was 32.2% in the first quarter of 2011 compared with 43.1% in the first quarter of 2010. The decrease in the effective tax rate for ongoing operations for the first quarter of 2011 versus 2010, which had a favorable impact of approximately three cents per share, was primarily attributed to the prior year recognition of a reserve for an uncollectable tax indemnification receivable and a current year adjustment for a foreign tax rate difference.

CAPITAL STRUCTURE

Net cash (cash and cash equivalents in excess of debt) was $71.6 million at March 31, 2011, compared with net cash of $72.7 million at December 31, 2010. Net cash is a financial measure that is not calculated or presented in accordance with generally accepted accounting principles (GAAP). See the Notes to the Financial Tables for reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

Some of the information contained in this press release may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. When we use the words “believe,” “estimate,” “anticipate,” “expect,” “project,” “likely,” “may” and similar expressions, we do so to identify forward-looking statements. Such statements are based on our then current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. It is possible that our actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Factors that could cause actual results to differ from expectations include, without limitation: Film Products is highly dependent on sales to one customer — The Procter & Gamble Company; growth of Film Products depends on its ability to develop and deliver new products at competitive prices; sales volume and profitability of Aluminum Extrusions are cyclical and highly dependent on economic conditions of end-use markets in the U.S., particularly in the construction sector, and are also subject to seasonal slowdowns; our substantial international operations subject us to risks of doing business in foreign countries, which could adversely affect our business, financial condition and results of operations; our future performance is influenced by costs incurred by our operating companies including, for example, the cost of energy and raw materials; and the other factors discussed in the reports Tredegar files with or furnishes to the Securities and Exchange Commission (the “SEC”) from time-to-time, including the risks and important factors set forth in additional detail in “Risk Factors” in Part I, Item 1A of Tredegar’s 2010 Annual Report on Form 10-K filed with the SEC. Readers are urged to review and consider carefully the disclosures Tredegar makes in its filings with the SEC.

Tredegar does not undertake to update any forward-looking statement made in this press release to reflect any change in management's expectations or any change in conditions, assumptions or circumstances on which such statements are based.

To the extent that the financial information portion of this release contains non-GAAP financial measures, it also presents both the most directly comparable financial measures calculated and presented in accordance with GAAP and a quantitative reconciliation of the difference between any such non-GAAP measures and such comparable GAAP financial measures. Accompanying the reconciliation is management’s statement concerning the reasons why management believes that presentation of non-GAAP measures provides useful information to investors concerning Tredegar’s financial condition and results of operations. Reconciliations of non-GAAP financial measures are provided in the Notes to the Financial Tables included with this press release and can also be found within Presentations in the Investor Relations section of our website, www.tredegar.com. Tredegar uses its website as a channel of distribution of material company information. Financial information and other material information regarding Tredegar is posted on and assembled in the Investor Relations section of our website.

Based in Richmond, Va., Tredegar Corporation is primarily a global manufacturer of plastic films and aluminum extrusions.

Tredegar Corporation
Condensed Consolidated Statements of Income
(In Thousands, Except Per-Share Data)
(Unaudited)

	Three Months Ended
	March 31
	2011	2010

Sales	$191,524	$174,981
Other income (expense), net (a)	194	56
	191,718	175,037

Cost of goods sold (a)	157,858	141,372
Freight	3,999	3,945
Selling, R&D and general expenses	19,719	19,543
Amortization of intangibles	129	88
Interest expense	355	195
Asset impairments and costs associated with exit and disposal activities (a)	-	56
	182,060	165,199

Income before income taxes	9,658	9,838
Income taxes (c)	2,990	4,056

Net income (a) (b)	$6,668	$5,782

Earnings per share:
Basic	$.21	$.17
Diluted	.21	.17

Shares used to compute earnings per share:
Basic	31,854	33,344
Diluted	32,262	33,515

Tredegar Corporation
Net Sales and Operating Profit by Segment
(In Thousands)
(Unaudited)

	Three Months Ended
	March 31
	2011	2010
Net Sales
Film Products	$131,426	$125,868
Aluminum Extrusions	56,001	44,799
Other	98	369
Total net sales	187,525	171,036
Add back freight	3,999	3,945
Sales as shown in the Consolidated
Statements of Income	$191,524	$174,981

Operating Profit (Loss)
Film Products:
Ongoing operations	$16,602	$18,300
Plant shutdowns, asset impairments, restructurings and other (a)	-	(117)

Aluminum Extrusions:
Ongoing operations	(1,229)	(2,993)
Plant shutdowns, asset impairments, restructurings and other (a)	(32)	443

Other:
Ongoing operations	(1,211)	(636)
Total	14,130	14,997
Interest income	230	168
Interest expense	355	195
Stock option-based compensation costs	491	518
Corporate expenses, net (a)	3,856	4,614
Income before income taxes	9,658	9,838
Income taxes (c)	2,990	4,056
Net income (a) (b)	$6,668	$5,782

Tredegar Corporation
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	March 31,	December 31,
	2011	2010
Assets

Cash & cash equivalents	$72,029	$73,191
Accounts & other receivables, net	101,850	84,076
Income taxes recoverable	4,514	6,643
Inventories	41,568	43,058
Deferred income taxes	6,671	6,924
Prepaid expenses & other	5,024	5,369
Total current assets	231,656	219,261

Property, plant & equipment, net	204,314	206,837
Other assets	48,582	48,127
Goodwill & other intangibles	106,508	106,117
Total assets	$591,060	$580,342

Liabilities and Shareholders' Equity

Accounts payable	$64,204	$58,209
Accrued expenses	26,701	33,229
Current portion of long-term debt	120	222
Total current liabilities	91,025	91,660

Long-term debt	243	228
Deferred income taxes	53,183	51,879
Other noncurrent liabilities	18,009	19,029
Shareholders' equity	428,600	417,546
Total liabilities and shareholders' equity	$591,060	$580,342

Tredegar Corporation
Condensed Consolidated Statement of Cash Flows
(In Thousands)
(Unaudited)

	Three Months Ended
	March 31
	2011	2010
Cash flows from operating activities:
Net income	$6,668	$5,782
Adjustments for noncash items:
Depreciation	10,463	10,979
Amortization of intangibles	129	88
Deferred income taxes	(1,009)	(368)
Accrued pension income and postretirement benefits	598	174
Loss on disposal of assets	-	61
Changes in assets and liabilities, net of effects of acquisitions and divestitures:
Accounts and other receivables	(16,426)	(14,736)
Inventories	2,173	33
Income taxes recoverable	2,129	85
Prepaid expenses and other	682	(736)
Accounts payable and accrued expenses	(1,113)	(1,500)
Other, net	(1,584)	(867)
Net cash provided by (used in) operating activities	2,710	(1,005)
Cash flows from investing activities:
Capital expenditures	(4,679)	(3,058)
Acquisition	-	(5,500)
Proceeds from the sale of assets and property disposals	611	-
Net cash used in investing activities	(4,068)	(8,558)
Cash flows from financing activities:
Dividends paid	(1,438)	(1,319)
Debt principal payments	(87)	(103)
Proceeds from exercise of stock options	619	183
Repurchases of Tredegar common stock	-	(18,779)
Net cash used in financing activities	(906)	(20,018)
Effect of exchange rate changes on cash	1,102	(721)
Decrease in cash and cash equivalents	(1,162)	(30,302)
Cash and cash equivalents at beginning of period	73,191	90,663
Cash and cash equivalents at end of period	$72,029	$60,361

Selected Financial Measures
(In Millions)
(Unaudited)

Selected balance sheet and other data as of March 31, 2011:
Net debt (cash) (d)	$ (71.6)
Shares outstanding	32.0

Notes to the Financial Tables

(a)	Plant shutdowns, asset impairments, restructurings and other in the first quarter of 2011 include:
-

Pretax losses of $32,000 associated with Aluminum Extrusions for timing differences between the recognition of realized losses on aluminum futures contracts and related revenues from the delayed fulfillment by customers of fixed-price forward purchase commitments (included in "Cost of goods sold" in the condensed consolidated statements of income).

Plant shutdowns, asset impairments, restructurings and other in the first quarter of 2010 include:
-

Pretax gains of $443,000 associated with Aluminum Extrusions for timing differences between the recognition of realized losses on aluminum futures contracts and related revenues from the delayed fulfillment by customers of fixed-price forward purchase commitments (included in "Cost of goods sold" in the condensed consolidated statements of income);

-

Pretax loss of $61,000 on the disposal of equipment (included in "Other income (expense), net" in the condensed consolidated statements of income) from a previously shutdown films manufacturing facility in LaGrange, Georgia; and

	-	Pretax charges of $56,000 for severance and other employee-related costs in connection with restructurings in Film Products.

(b)

Comprehensive income (loss), defined as net income (loss) and other comprehensive income (loss), was income of $11.4 million in the first quarter of 2011 and income of $3.1 million for the first quarter of 2010. Other comprehensive income (loss) includes changes in foreign currency translation adjustments, unrealized gains and losses on derivative financial instruments and prior service costs and net gains or losses from pension and other postretirement benefit plans arising during the period and the related amortization of these prior service costs and net gains or losses recorded net of deferred taxes directly in shareholders' equity.

(c)

Income taxes for the first quarter of 2011 and 2010 include the partial reversal of a valuation allowance of $117,000 and $168,000, respectively, related to expected limitations on the utilization of assumed capital losses on certain investments that was recognized in prior years.

(d)	Net debt (cash) is calculated as follows (in millions):
		March 31,	December 31,
		2011	2010
	Total debt	$0.4	$0.5
	Less: Cash and cash equivalents	(72.0)	(73.2)
	Net debt (cash)	$(71.6)	$(72.7)

Net debt or cash is not intended to represent total debt or cash as defined by GAAP. Net debt or cash is utilized by management in evaluating the company's financial leverage and equity valuation, and the company believes that investors also may find net debt or cash to be helpful for the same purposes.

(e)

Tredegar's presentation of income and earnings per share from ongoing operations are non-GAAP financial measures that exclude the after-tax effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from sale of assets and other items and a goodwill impairment relating to our aluminum extrusions business, which have been presented separately and removed from net income (loss) and earnings (loss) per share as reported under GAAP. Income and earnings per share from ongoing operations are used by management to gauge the operating performance of Tredegar's ongoing operations. They are not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) or earnings (loss) per share as defined by GAAP. They exclude items that we believe do not relate to Tredegar’s ongoing operations.

CONTACT:
Tredegar Corporation
Neill Bellamy, 804-330-1211
Fax: 804-330-1777
neill.bellamy@tredegar.com
invest@tredegar.com
www.tredegar.com